Exhibit 10.28

Execution Copy

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is entered into as of June 30, 2022 (the “Effective Date”) by and between Orchestra Biomed, Inc., a Delaware corporation with a principal place of business at 150 Union Square Drive New Hope, PA 18938 (“Orchestra Biomed”), BackBeat Medical, LLC, a Delaware limited liability company and wholly-owned subsidiary of Orchestra Biomed with a principal place of business at 150 Union Square Drive New Hope, PA 18938 (“BackBeat”, together with Orchestra Biomed, “Orchestra”), and Medtronic, Inc., a Minnesota corporation with a principal place of business at 710 Medtronic Parkway, Minneapolis, Minnesota 55432 (“Medtronic”). Orchestra and Medtronic are referred to each as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Orchestra is the owner of Intellectual Property in certain algorithms that may be useful in cardiac neuromodulation therapy (as further defined below, “BackBeat CNT Algorithms”);

WHEREAS, Medtronic is the owner of Intellectual Property in certain pacing systems, which include an implantable cardiac pacemaker and associated algorithms, external programmer, and remote patient monitor (as further defined below, “Pacing Systems”);

WHEREAS, the Parties desire to enter into a collaboration to integrate the BackBeat CNT Algorithms for use in connection with the current state of the art commercial Pacing System as specified in the Clinical Device Development Plan (the “Device”) for the treatment of hypertension upon the terms and conditions set forth herein; and

WHEREAS, Medtronic desires to obtain an exclusive license to Orchestra’s Intellectual Property rights in BackBeat CNT Algorithms for integration into the Device in conjunction with the development and commercialization of Product in the “Primary Field of Use” (as defined below), and at Medtronic’s option in the “Secondary Field of Use” (as defined below), and Orchestra desires to grant such a license.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that the above Recitals are incorporated as material provisions of this Agreement, and Orchestra and Medtronic hereby further agree as follows:

Article 1
DEFINITIONS

In this Agreement, capitalized terms shall have the meanings ascribed to them in the recitals or the body of this Agreement, or as set forth below:

1.1. “Affiliate” of a Party means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” means: (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.2. “Alliance Manager” has the meaning set forth in Section 4.8.

1.3. “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, industry codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders or permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority, any other governmental agency or authority having jurisdiction over or related to the subject item or stock exchange, including cGMP, FCPA, Trade Control Laws, and trade, promotion, privacy, and other laws and regulations pertaining to domestic or international corruption, commercial bribery, fraud, kickback, embezzlement or money laundering.

1.4. “ASP” means, on a country-by-country basis the average per unit Net Sales amount received by the Selling Parties for all Net Sales of [***], in such country during the applicable period determined by dividing the Net Sales for such [***], in such country by the total number of [***], sold to generate such Net Sales.

1.5. [***].

1.6. “BackBeat CNT Algorithms” means Orchestra’s proprietary BackBeat cardiacneuromodulation therapy algorithms that are used to control, deliver, program or otherwise enable BackBeat Therapy, including any modifications or improvements made by or on behalf of Orchestra at any time during the Term.

1.7. “BackBeat Therapy” means cardiac pacing using an alternating sequence or sequences of shorter and longer AV delays to treat or prevent a medical condition, such that the sequences alternate between AV delays at least every hour when active, including the processes of parameter selection for such sequence(s).

1.8. “BackBeat Therapy IP” means Collaboration IP that is primarily related to BackBeat Therapy, but is not Integration IP.

1.9. “BackBeat Therapy IP Patents” has the meaning set forth in Section 11.2.

1.10. “Background Information” means Information discovered, developed, identified, made, or conceived by or on behalf of a Party prior to the Effective Date, or otherwise not under and not in connection with this Agreement, or if under or in connection with this Agreement, solely after completion of the Commercial Device Plan, whether or not reduced to practice under or in connection with this Agreement, and whether or not patented or patentable, together with any and all Intellectual Property in any such Information, including Patents that claim or disclose any such Information.

1.11. [***].

1.12. “Business Day” means a day other than a Saturday or Sunday or any public holiday in the United States.

1.13. “Calendar Quarter” means a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.14. “Calendar Year” means a period of twelve (12) consecutive months beginning on and including January 1st.

1.15. “cGMP” means current Good Manufacturing Practice.

1.16. “Change of Control” means (i) the acquisition of a Party by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Party outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Party held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Party or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) a sale, lease or other conveyance of all or substantially all of the assets of a Party to a Third Party including without limitation, a grant of an exclusive license to all or substantially all of the Party’s Intellectual Property; or (iii) a liquidation or dissolution of a Party.

1.17. “China” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan.

1.18. “Clinical Device” has the meaning set forth in Section 5.1(a).

1.19. “Clinical Device Development Plan” means the plan set forth for development of the Clinical Device in Exhibit B hereto.

1.20. “Clinical Trial” has the meaning set forth in the Regulatory Plan.

1.21. “Collaboration IP” means Intellectual Property discovered, developed, authored, identified, made or conceived by or on behalf of a Party or both Parties, whether through its employees, agents or contractors, under or in connection with such Party’s performance of activities under the Clinical Device Development Plan, the Clinical Trial or the Commercial Device Plan. For clarity, Intellectual Property discovered, authored, developed, identified, made or conceived by or on behalf of a Party or both Parties outside of or otherwise not in connection with the activities under this Agreement, or after completion of the Commercial Device Plan, is not Collaboration IP.

1.22. “Commercial Device” has the meaning set forth in Section 5.2(a).

1.23. “Commercial Device Plan” has the meaning set forth in Section 5.2(a).

1.24. “Commercial License” has the meaning set forth in Section 5.2(a).

1.25. “Commercialization Plan” has the meaning set forth in Section 7.4.

1.26. “Commercially Reasonable Efforts” means the carrying out of a Party’s obligations under this Agreement with the exercise of prudent scientific and business judgment and a level of effort and resources consistent with the judgment, efforts, and resources that the Party who bears the performance obligation or a comparable Third Party in the medical device industry would employ for products of similar strategic importance and commercial value that result from its own research efforts taking into consideration, without limitation, [***]. Commercially Reasonable Efforts includes: (a) assigning responsibility for activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis; (b) setting specific objectives and timelines for carrying out such activities; (c) making and implementing decisions designed to advance the progress of such objectives and timelines; and (d) employing compensation systems for its employees that are no less favorable than the compensation systems the Party applies with respect to its other programs with technology and/or products of similar potential.

1.27. [***].

1.28. “Confidential Information” has the meaning set forth in Section 10.1.

1.29. “Control” (including any variations such as “Controls,” “Controlled” and “Controlling”) means, with respect to any Information, Patent or other Intellectual Property, having the ability (whether by ownership or grant of rights, other than pursuant to this Agreement, and whether directly or through the control of its Affiliate) to grant to the other Party the applicable access or other right under this Agreement without violating the terms of an agreement with a Third Party.

1.30. “Country Group” means a group of countries in the Territory as set forth on Exhibit E, as may be amended from time to time hereunder.

1.31. “CRO” has the meaning set forth in Section 6.1(c).

1.32. “Data” means any and all scientific, clinical, technical or test data pertaining to the Product or the BackBeat CNT Algorithms, in each case that is generated by or on behalf of Medtronic or its Affiliates, Sub-Distributors or other subcontractors or by or on behalf of Orchestra before or during the Term, including research data, clinical data, manufacturing and controls data (including quality control data), preclinical data, clinical data and all submissions made in association with an application for Regulatory Approval filed in or outside the Territory with respect to the Product.

1.33. “Device” has the meaning set forth in the Recitals.

1.34. “Disclosing Party” has the meaning set forth in Section 10.1.

1.35. “Executives” has the meaning set forth in Section 4.5.

1.36. “Exploit”, “Exploiting” or “Exploitation” means to research, develop, make, have made, import, export, use, have used, sell or re-sell, have sold or re-sold, or offer for sale or re-sale a product, including to develop, integrate or incorporate, commercialize, distribute, market, promote, modify, enhance, improve, dispose of, manufacture or have manufactured.

1.37. “Exclusive Licensed Intellectual Property Rights” means (i) any Orchestra Patents including any (a) BackBeat Therapy IP Patents and (b) any Orchestra Integration Patents, Joint Integration Patents, and Joint Background Information Patents for which Medtronic has elected to exercise the exclusive right under Section 11.3(b), (ii) any Orchestra Know How, and (iii) any other Intellectual Property Controlled by Orchestra on the Effective Date or at any time during the Term that is otherwise related to BackBeat CNT Algorithms, including software, firmware, programmers, programming software, bench, preclinical data, or clinical data or other Data; provided that Exclusive Licensed Intellectual Property does not include Non-Exclusive Licensed Intellectual Property Rights.

1.38. “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as amended.

1.39. “FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical, biological therapeutic, delivery systems, and medical device products in the United States.

1.40. “GAAP” means generally accepted accounting practices, applied on a consistent basis.

1.41. “IDE” means an Investigational Device Exemption (IDE) application (including the protocol for the Clinical Trial, the general investigational plan, and other required elements of an IDE) required by the FDA that authorizes the Clinical Trial to begin.

1.42. “Indemnitee” has the meaning set forth in Section 16.3.

1.43. “Indemnitor” has the meaning set forth in Section 16.3.

1.44. “Information” means information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, Data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, specifications and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.45. “Integration IP” means Collaboration IP that is primarily related to the integration of BackBeat CNT Algorithms with the Device.

1.46. “Integration Patents” has the meaning set forth in Section 11.2(c)(i).

1.47. “Intellectual Property” means any and all proprietary Information, Patents, copyrights (including rights in computer software and database rights), and trade secrets, and any other proprietary, industrial, or intellectual property rights of any kind or nature anywhere in the world, whether registered or not, and all legal means of establishing rights in and to and the aforesaid rights or property similar to any of the foregoing, together with the right to apply for the registration of any such right. Notwithstanding the foregoing, “Intellectual Property” shall not include any Trademarks or any rights of any kind or nature therein.

1.48. “Interest Rate” means a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in The Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that in no event shall such rate exceed the maximum legal annual interest rate.

1.49. “IP License” has the meaning set forth in Section 2.1(b).

1.50. “Joint Background Information” has the meaning set forth in Section 11.1.

1.51. “Joint Integration IP” has the meaning set forth in Section 11.2(c)(i).

1.52. “Joint Steering Committee” or “ JSC” has the meaning set forth in Section 4.1.

1.53. “Licensed Intellectual Property” means Exclusive Licensed Intellectual Property Rights and Non-Exclusive Intellectual Property Rights.

1.54. “Losses ” has the meaning set forth in Section 16.1.

1.55. “Material Competitor” has the meaning set forth in Section 20.4(a).

1.56. “MTD Fiscal Quarter” or “Fiscal Quarter” means a period of three (3) consecutive months beginning on the first day of the MDT Fiscal Year.

1.57. “MDT Fiscal Year” means the fiscal year followed by Medtronic, i.e., the twelve (12) consecutive months beginning at 12:01 a.m. on the first day following the last Friday in April of a given year and ending at midnight on the last Friday in April of the following Calendar Year.

1.58. “Medtronic Integration Patents” has the meaning set forth in Section 11.2(c)(i).

1.59. “Medtronic Patents” means all Patents that Medtronic Controls as of the Effective Date or during the Term.

1.60. “Medtronic Trademark” has the meaning set forth in Section 11.11(a).

1.61. “Net Sales” means with respect to [***], as applicable, the gross amount invoiced for commercial sale of such [***] by or on behalf of Medtronic and its Affiliates (the “Selling Parties”) to a Third Party (including distributors, wholesalers and end users) in an arms-length transaction less the following deductions accounted for in accordance with GAAP: (a) sales returns and allowances actually paid, granted or accrued, including trade quantity, prompt pay and cash discounts and adjustments, granted on account of price adjustments or billing errors; (b) credits or allowances given or made for rejection, recall, return or wastage replacement, and for uncollectible amounts, or for rebates or retroactive price reductions; (c) price reductions, rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks); (d) costs of outbound freight, insurance, and other transportation charges to the extent separately invoiced to the customer and included in gross amounts invoiced; (e) taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income), as adjusted for rebates and refunds, including excise taxes; and (f) the portion of administrative fees paid during the relevant time period to group purchasing organizations or healthcare benefit managers; to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures, (ii) have not already been deducted or excluded, (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice and with Medtronic’s business practices consistently applied across its product lines, and (iv) are determined in accordance with GAAP [***].

1.62. “Non-Exclusive Licensed Intellectual Property Rights” means any Joint Background Information Patents, Orchestra Integration Patents and Joint Integration Patents for which Medtronic has not elected to exercise the exclusive right under Section 11.3(b).

1.63. “Orchestra Indemnitees” has the meaning set forth in Section 16.1.

1.64. “Orchestra Integration Patents” has the meaning set forth in Section 11.2(c)(i).

1.65. “Orchestra Know-How” means all Information (including Data) that Orchestra Controls as of the Effective Date or during the Term (including Orchestra’s rights in any Background Information), which Information is required, or otherwise useful, for Medtronic to Exploit Product (including to conduct Device Integration), and to file, obtain, and/or maintain Regulatory Approval for Product.

1.66. “Orchestra Patents” means all Patents that Orchestra Controls as of the Effective Date or during the Term, including (a) at least the Patents set forth in Exhibit A as well as any Patents that claim priority to, from or through the Patents set forth in Exhibit A, (b) any BackBeat Therapy IP Patents and Orchestra Integration Patents, and (c) Orchestra’s interests in Joint Integration Patents and Joint Background Information Patents, in each case, that are useful in the Primary Field of Use or Patents that would be infringed, absent a license, by Exploitation of Product, including those granted during the Term.

1.67. “Orchestra Trademark” has the meaning set forth in Section 11.11.

1.68. “Pacing System” means the hardware, firmware or software of a pacing system, including implantable cardiac pacemaker, external programmer and remote patient monitor and all features and components thereof, other than in each case BackBeat CNT Algorithms that when integrated with a Pacing System comprise a Product.

1.69. “Pacing System IP” means Collaboration IP that is related primarily to the Pacing System, but that is not Integration IP.

1.70. “Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examination certificates, post-issuance certificates, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

1.71. “Patent Challenge” means, with respect to any Orchestra Patent, to contest the validity, enforceability, or scope of claims of any such Orchestra Patent, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission. As used in this definition the term “contest” includes (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity, unenforceability, or non-infringement of any such Orchestra Patents; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Orchestra Patent or any portion thereof; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Orchestra Patent or any portion thereof; (d) any foreign equivalent of clauses (a), (b), or (c) in the Territory outside of the United States; or (e) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Orchestra Patent in any country outside the United States.

1.72. “Per Device Minimum Payment” means the amounts set forth in Exhibit E hereto.

1.73. “Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

1.74. “ PMA ” shall have the meaning set forth in 21 C.F.R. 814 and the related FDA guidance documents.

1.75. “Primary Field of Use” means the use of BackBeat CNT Algorithms for the treatment of hypertension in patients indicated for a cardiac pacemaker device.

1.76. “Primary Field Competing Products” has the meaning set forth in Section 2.2(a).

1.77. “Primary Field Period” has the meaning set forth in Section 2.2(a).

1.78. “ Primary Field Prohibited Activities or Transactions ” has the meaning set forth in Section 2.3(b).

1.79. “Primary Territory” means the United States, Western Europe, and Japan.

1.80. “Product” means any Pacing System incorporating or integrating BackBeat CNT Algorithms into the programming software and firmware.

1.81. “Product Trademark” has the meaning set forth in Section 11.12.

1.82. “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.83. “Quarterly Report” has the meaning set forth in Section 8.4.

1.84. “Receiving Party” has the meaning set forth in Section 10.1.

1.85. “Regulatory Activities” means all activities for the preparing, filing, obtaining and maintaining Regulatory Approvals, including, without limitation, associated clinical trials and preclinical testing, and actions to fulfill requirements made by the Regulatory Authority for maintaining Regulatory Approvals such as post-market surveillance.

1.86. “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of Regulatory Submissions by Regulatory Authorities in the applicable regulatory jurisdiction, that are necessary for the manufacture, use, storage, import, transport and/or sale of a medical device product in such regulatory jurisdiction, or are agreed to be required for the commercialization between the Parties, including marketing approval, and any approval for changes to the preceding approvals such as changes to indication or legal manufacturer; provided that Regulatory Approval shall not include Reimbursement Authority.

1.87. “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is legally required for the manufacture, packaging, use, storage, import, export, distribution or promotion of a medical device product in the applicable regulatory jurisdiction, including the FDA.

1.88. “Regulatory Submissions” means all applications, approvals, licenses, notifications, registrations, submissions and authorizations made to a Regulatory Authority in connection with the development, manufacture or commercialization of a medical device product, including any marketing and reimbursements.

1.89. “Regulatory Plan” has the meaning set forth in Section 5.1(a).

1.90. “Reimbursement Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required following Regulatory Approval by the Regulatory Authority in the applicable jurisdiction.

1.91. “Revenue Share Amount” has the meaning set forth in Section 8.1.

1.92. “Revenue Share Measurement Date” has the meaning set forth in Section 8.2.

1.93. “Revenue Share Period” has the meaning set forth in Section 8.2.

1.94. “ROFN Period” has the meaning set forth in Section 18.1.

1.95. “ROFN Period Prohibited Activities or Transactions” has the meaning set forth in Section 2.3(a).

1.96. “ROFN Term Competing Products” has the meaning set forth in Section 2.2.

1.97. “Secondary Field of Use” means use of BackBeat CNT Algorithms for the treatment of hypertension in patients not indicated for a cardiac pacemaker device.

1.98. “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other applicable securities laws or rules of any applicable securities exchanges, along with any amendments thereto.

1.99. “Selling Parties” has the meaning set forth in Section 1.61.

1.100. “Sub-Distributor” means any Person other than Medtronic or its Affiliates that Medtronic appoints to market, promote, offer for sale, sell, import or distribute the Product in the Territory, beyond the mere right to purchase the Product from Medtronic or its Affiliates for end use.

1.101. “Term” has the meaning set forth in Section 17.1.

1.102. “Territory” means collectively the countries and Country Group(s) listed in Exhibit E or otherwise agreed by the Parties in a written amendment to this Agreement.

1.103. “Trade Control Laws” means all applicable trade control and economic sanctions laws and regulations of the United States, the European Union and all other applicable jurisdictions, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security’s Trade Administration Regulations, 15 C.F.R. 730-774, the economic sanctions programs administered by OFAC, as set forth in 31 C.F.R. 500-598 and certain executive orders, EU Regulation 428/2009 imposing controls on trades of dual-use items, OJ L 134, 29.5.2009, p. 1, and economic sanctions regulations implemented by the European Council, and any trade controls or economic sanctions measures implemented by European Union.

1.104. “Third Party” means any governmental authority or Person other than Orchestra, Medtronic and their respective Affiliates.

1.105. “Third Party Claims” has the meaning set forth in Section 16.1.

1.106. “Trademarks” means trade names, trademarks, service marks, logos, corporate names, domain names and other internet addresses or identifiers, trade dress and similar rights, social media accounts and handles, any registration or applications (including intent to use applications) to register any of the foregoing, and all goodwill associated therewith.

1.107. “United States” or “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.108. “Valid Claim” means a claim of any issued patent, which claim has not been (a) abandoned or revoked, (b) held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or (c) disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Article 2
EXCLUSIVE LICENSE

2.1 Intellectual Property License.

(a) Clinical License. Subject to the terms and conditions of this Agreement, including the conditions set forth in Sections 2.1(c)and 20.4, Orchestra hereby grants to Medtronic and its Affiliates an exclusive, worldwide, royalty-free, non-transferable license under any and all Licensed Intellectual Property, to Exploit Product all the rights of which Medtronic may exercise to perform all of its obligations contemplated under this Agreement for the sole purpose of supporting Device Integration, conduct of the Clinical Trial, pursuit of Regulatory Approval and Additional Regulatory Approvals of the Product in the Primary Field of Use (the “Clinical License”).

(b) Commercial License. Subject to the terms and conditions of this Agreement, and solely exercisable upon any required Regulatory Approval for commercialization of the Product in a country, as applicable, Orchestra hereby grants to Medtronic and its Affiliates the following licenses to Exploit Product in support of commercialization of the Product in such country in the Primary Field of Use:

(i) an exclusive (even as to Orchestra), world-wide, royalty-bearing, sublicensable as permitted under subsection (c), license under any and all Exclusive Licensed Intellectual Property Rights; and

(ii) a non-exclusive, world-wide, royalty free, perpetual sublicensable as permitted under subsection (c), license under any and all Non-Exclusive Licensed Intellectual Property Rights,

(collectively the “Commercial License”, and together with the Clinical License, the “IP License”).

(c) Sublicensing. Medtronic shall have the right to grant sublicenses to Medtronic’s subcontractors or any other service providers engaged by Medtronic in the ordinary course of business (other than Sub-Distributors, the grant for which is provided solely in Section 7.2), of any of its rights under the Licensed Intellectual Property in accordance with the terms of this Agreement, solely to the extent commercially beneficial, as determined by Medtronic acting reasonably, to carry out Medtronic’s obligations hereunder, including, but not limited to, the manufacture and commercialization of the Product in accordance with the Commercialization Plan. Medtronic shall provide Orchestra with written notice of all such sublicense grants and, upon request from Orchestra, provide a list of any current sublicensees. Medtronic shall be responsible for the acts or omissions of its sublicensees under any sublicense in compliance with the applicable terms and conditions of this Agreement as if such performance were carried out by Medtronic. No sublicense shall exceed the scope of rights granted to Medtronic hereunder, and each sublicense shall include an agreement by any sublicensee to be bound by terms and conditions consistent with this Agreement, [***]. Each sublicense shall include an agreement by any sublicensee to allow Orchestra to audit such sublicensee for the purpose of verifying compliance with the terms and conditions of this Agreement. Medtronic shall, upon request, deliver to Orchestra a copy of any such sublicense, and any amendment thereto, which may be redacted with respect to matters not directly related to this Agreement. Medtronic shall provide Orchestra with a copy of any notice of breach of such agreement sent to or received from a sublicensee.

(d) Change of Control. For the avoidance of doubt, the IP License shall survive any Change of Control of Orchestra Biomed or BackBeat and any assignment of any Licensed Intellectual Property.

2.2 Non-Compete Obligation of Medtronic.

(a) [***].

(b) For the avoidance of doubt, this Section 2.2 will not prohibit (i) [***]; (ii) [***]; or (iii) [***], or (iv) Medtronic’s performance of its roles, responsibilities, obligations or contemplated activities under this Agreement.

(c) Notwithstanding the foregoing, nothing in this Agreement shall prohibit Medtronic or its Affiliates from:

(i) [***]

(ii) [***]

[***]

(A)	[***]

(B)	[***]

(C)	[***]

(iii) exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement; or

(iv) [***]

(d) Medtronic’s obligations and restrictions under this Section 2.2 shall terminate in their entirety immediately upon any of the following:

(i) Material uncured or incurable breach of this Agreement by Orchestra, or termination hereof;

(ii) [***]; or

(iii) Termination of any services or consulting agreement between Medtronic and Orchestra in support of the Clinical Trial or associated Regulatory Approval(s), other than (x) termination by upon mutual agreement of the parties thereto, not to be unreasonably withheld, or (y) termination by Orchestra in connection with a material breach by the Medtronic party thereto.

2.3 Orchestra Exclusivity.

(a) During the ROFN Period, Orchestra shall not, and shall cause its Affiliates not to, directly or indirectly, other than to satisfy obligations of this Agreement (i) research, develop, commercialize or manufacture any ROFN Term Competing Product in the Primary Field of Use or Secondary Field of Use, or (ii) license, authorize, appoint, fund, work with, collaborate with, or otherwise enable any Third Party to research, develop, commercialize, or manufacture any ROFN Term Competing Product in the Primary Field of Use or Secondary Field of Use (collectively, the “ROFN Period Prohibited Activities or Transactions”); provided that Orchestra may engage in internal research and development in the Secondary Field of Use that does not involve a Third Party (other than a CRO as defined in Section 6.1(c) hereof), and in all cases, with the prior approval of the JSC. For the avoidance of doubt, during the ROFN Period, neither Orchestra nor any of its directors, officers, employees, agents or any of their respective representatives shall negotiate or discuss any other offer with, or solicit or accept any other offer from, any Third Party regarding any ROFN Period Prohibited Activities or Transactions.

(b) For as long as Medtronic is Exploiting Product, Orchestra shall not, and shall cause its Affiliates not to, directly or indirectly, anywhere in the world, other than to satisfy obligations of this Agreement (i) research, develop, commercialize or manufacture any Primary Field Competing Product in the Primary Field of Use, or (ii) license, authorize, appoint, fund, work with, collaborate with, or otherwise enable any Third Party to research, develop, commercialize, or manufacture any Primary Field Competing Product in the Primary Field of Use (the “Primary Field Prohibited Activities or Transactions”). For the avoidance of doubt, for as long as Medtronic is Exploiting Product, neither Orchestra nor any of its directors, officers, employees, agents or any of their respective representatives shall negotiate or discuss any other offer with, or solicit or accept any other offer from, any Third Party regarding any Primary Field Prohibited Activities or Transactions.

2.4 No Other Rights. No rights shall be deemed granted by one Party to the other Party under this Agreement by implication, estoppel, or otherwise.

Article 3
[INTENTIONALLY OMITTED]

Article 4
GOVERNANCE

4.1 Joint Steering Committee. The Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the activities of the Parties pursuant to this Agreement.

4.2 Composition. The JSC will be comprised of two (2) members appointed by Medtronic and two (2) members appointed by Orchestra, which members shall be senior level employees or representatives of Orchestra and Medtronic’s CRM Operating Unit, respectively, with decision-making authority. Each Party will notify the other Party of its initial JSC members within thirty (30) days after the Effective Date. The Parties, through the JSC, may change the number of JSC members as long as an equal number of members from each of Medtronic and Orchestra is maintained. Each Party may change its JSC members at any time by written notice to the other Party, which may be delivered at a scheduled meeting of the JSC. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. [***] shall appoint one (1) of its members as chair of the JSC (the “JSC Chair”), [***]. The role of the JSC Chair, [***], shall be to convene and preside at meetings of the JSC, but the JSC Chair shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote, unless otherwise set forth herein. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the JSC.

4.3 Responsibilities. The JSC shall be responsible for oversight of the Parties’ activities under this Agreement with respect to development of the Product, filing for, obtaining and maintaining Regulatory Approval and commercializing the Product. Without limiting the foregoing, the JSC shall have the responsibilities as defined in Sections 4.3(a) and 4.3(b).

(a) Review and Discuss Responsibilities.

(i) Development of the Product and status and results of the Clinical Device Development Plan and the Commercial Device Plan;

(ii) Status and results of the Regulatory Activities and the Regulatory Plan including all communications with the Regulatory Authorities;

(iii) The Commercialization Plan and the results of commercial activities conducted under such plan for informational purposes only;

(iv) Decisions and otherwise perform such other duties as are specifically assigned by the Parties (whether in the Regulatory Plan, other plan, or as otherwise agreed by the Parties) to the JSC in furtherance of this Agreement.

(b) Review and Approve Responsibilities.

(i) Changes to the Clinical Device Development Plan or the Commercial Device Plan requiring JSC approval as defined in such plans or that would result in material changes to the scope of work, increased project costs or budgets (including the Clinical Device Budget or the Commercial Device Budget), or schedule and timeline for the applicable plans.

(ii) Changes to the Regulatory Plan requiring JSC approval as defined in the Regulatory Plan or that would materially change the intended outcome, cost or the schedule for the Clinical Trial or the other Regulatory Activities included in the Regulatory Plan.

4.4 Meetings. The JSC will meet at least once per Calendar Quarter until such time as FDA Regulatory Approval of the Product is achieved and thereafter the JSC will meet at least once per MDT Fiscal Year. Either Party may call a special meeting of the JSC by providing at least seven (7) Business Days prior written notice to the other Party, which notice shall include a reasonably detailed description of the matter, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. Such meetings may be in person, via videoconference, via teleconference, or other similar means of communications. The location of in-person JSC meetings will alternate between Orchestra’s offices and Medtronic’s offices, unless the Parties otherwise agree. At least seven (7) Business Days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Reasonably detailed written documentation will be kept of all JSC meetings and will reflect material decisions made at such meetings.

4.5 Decisions. The JSC may make decisions with respect to any subject matter that is within the JSC’s responsibilities. [***].

4.6 Discontinuation of JSC Participation. The activities to be performed by the JSC relate solely to governance under this Agreement and are not intended to be or involve the delivery of services. The JSC will continue to exist until the Parties mutual agree to disband the JSC. Once the Parties mutually agree to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement, and decisions of the JSC shall be decisions as between the Parties, subject to the decision-making authority under Section 4.5 and other terms and conditions of this Agreement.

4.7 Expenses. Each Party shall bear all its own costs, including expenses incurred by the members nominated by it, in connection with its members’ JSC representation and meetings.

4.8 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager will be permitted to attend meetings of the JSC as a non-voting participant; provided, however, that a JSC member may also serve as Alliance Manager in which case the Alliance Manager shall retain JSC voting rights. The Alliance Managers will be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.

4.9 Scope of Governance. Notwithstanding the creation of the JSC and any decisions made by the JSC hereunder, each Party shall retain the rights, powers and discretion granted to it, and the obligations assigned to it under Section 4.5 hereof (Review and Approval Responsibilities), hereunder, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly set forth herein or the Parties expressly so agree in writing. Notwithstanding anything to the contrary set forth in this Agreement, the JSC will have no authority to (a) amend, modify or waive compliance with this Agreement, or (b) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.

Article 5
DEVELOPMENT ACTIVITIES

5.1 Clinical Device Development.

(a) Clinical Device Development Plan. Medtronic shall perform integration development activities (“Device Integration”) to develop a clinical device version of the Product (the “Clinical Device”) based on the Device.

(b) Orchestra Development Support. Orchestra will provide Medtronic implementation support, including the provision of detailed technical documentation necessary to complete Device Integration under the Clinical Device Development Plan and all necessary access to Orchestra Know-How including but not limited to Data such as existing clinical and bench test data. The Parties shall use Commercially Reasonable Efforts to complete Device Integration for the Clinical Device based upon the Clinical Device Development Plan.

(c) Clinical Device Development Costs. Orchestra shall reimburse Medtronic for up to the amount specified in the Clinical Device Development Plan and corresponding budget (“Clinical Device Budget”) of Medtronic’s documented actual expenses incurred in connection with the development of the Clinical Device and to complete Device Integration based upon scope of work defined in the Clinical Device Development Plan, subject to any increases to the Clinical Device Budget approved by the JSC in accordance with Section 5.1(a) above. Orchestra shall only be responsible for reimbursement to Medtronic for such documented actual expenses in accordance with the budget included in the Clinical Device Development Plan, as incurred in connection with the Clinical Device Development Plan and in accordance with the payment terms as defined in the Clinical Device Development Plan. The Parties shall enter into separate Services and Quality Agreements that will specify the services to be provided by Medtronic (consistent with those outlined in the Clinical Device Development Plan) and reimbursed by Orchestra in accordance with the terms as described in Exhibit H attached hereto.

5.2 Commercial Device Development.

(a) Commercial Device Plan. Medtronic shall perform development work to qualify the Clinical Device for commercial sale (the “Commercial Device”) based upon the development plan, scope of work, schedule and budget set forth in Exhibit C hereto (the “Commercial Device Plan”).

(b) Orchestra Development Support. Orchestra will provide Medtronic implementation support for the Commercial Device, including the provision of detailed technical documentation necessary to complete Device Integration under the Commercial Device Plan and all necessary access to Orchestra Know-How including but not limited to Data such as clinical data and bench test data. The Parties shall use Commercially Reasonable Efforts to complete Device Integration for the Commercial Device based upon the Commercial Device Development Plan.

(c) Commercial Device Plan Development Costs. Orchestra shall reimburse Medtronic for up to the amount specified in the Commercial Device Development Plan and corresponding budget (the “Commercial Device Budget”) of its documented actual expenses as incurred in its conduct of the scope of work defined in the Commercial Device Plan, subject to any increases to the Commercial Device Budget approved by the JSC in accordance with Section 5.2(a) above. Orchestra shall only be responsible for reimbursement to Medtronic for such documented actual expenses in accordance with the budget included in the Commercial Device Plan, as incurred in connection with the Commercial Device Plan and in accordance with the payment terms as defined in the Commercial Device Plan. For clarity, payment to Medtronic under this Section does not relieve Orchestra of any obligation to pay the costs allocated to it under the budget for the Regulatory Plan as described in Article 6. The Parties shall enter into a separate Services Agreement that will specify the services to be provided by Medtronic (consistent with those outlined in the Commercial Device Plan) and reimbursed by Orchestra in accordance with the terms as described in Exhibit H attached hereto.

5.3 Future Commercial Development. The development of any Product following completion of the initial Clinical Device Development Plan and Commercial Device Plan will be the sole cost and responsibility of Medtronic; [***].

5.4 Delivery of Orchestra Information. At the reasonable request of Medtronic from time to time, Orchestra shall provide to Medtronic (and its designees) any other materials, data and documentation in Orchestra’s (or its Affiliate’s or contractor’s) Control that relate to the BackBeat CNT Algorithms or the Product and are necessary or reasonably useful for the exercise all of its rights and perform any of Medtronic’s obligations contemplated under this Agreement solely for the Exploitation of Product under this Agreement.

Article 6
REGULATORY ACTIVITIES

6.1 Regulatory Activities.

(a) Regulatory Plan. All Regulatory Activities with respect to the Product in the countries and Country Group(s) in the Territory, as applicable, will be conducted in accordance with a comprehensive regulatory plan, which shall include timelines for the achievement of the Regulatory Activities including but not limited to submission of the IDE, execution of the Clinical Trial, submission of market approval applications (e.g. PMA) and descriptions of the Parties’ roles with respect to all such Regulatory Activities, including without limitation the execution of separate services agreements which set out specific Regulatory Activities that Medtronic (the “Services Agreement”) and certain third-party service providers will perform on behalf of the sponsor of the Clinical Trial and document any transfers of regulatory responsibilities from the sponsor to Medtronic and such other service providers (as amended in accordance with this Agreement, the “Regulatory Plan”) it being understood that such undertaking of any allocated responsibility is not intended as an assurance of results. The Regulatory Plan as of the Effective Date is attached hereto as Exhibit D. Without limiting anything in this Section 6.1, it is the intention of the Parties to seek Regulatory Approval for the Primary Field of Use and to use Commercially Reasonable Efforts to engage in each Party’s respective Regulatory Activities in support of obtaining such Regulatory Approvals, in the applicable countries and Country Group(s), as described in the Regulatory Plan. For the avoidance of doubt, Orchestra will be the regulatory sponsor of the Clinical Trial involving U.S., European Union, and Japan. Orchestra will be responsible for obtaining Regulatory Approvals required for the Clinical Trial and Medtronic will be responsible for seeking FDA, CE Mark, and PDMA Regulatory Approvals for the Commercial Device as per the Regulatory Plan. Any changes and updates to the Regulatory Plan must be approved by the JSC, subject to the decision-making procedures set forth in Section 4.5 and the rights set forth in Section 164.3 hereof. The budget for the Regulatory Plan shall be proposed, approved and amended as necessary from time to time by the JSC.

(b) Conduct of Regulatory Activities.

(i) Other than the allocation of costs as between the Parties as set forth in the Regulatory Plan, each Party shall bear all of its internal costs, including indirect cost and direct labor cost for its employees and personnel, in each case as incurred in connection with the Regulatory Activities under this Agreement and the Regulatory Plan, including with respect to the payment terms as defined in the Regulatory Plan and/or applicable Services Agreement(s); provided, however, that it is the intention of the Parties that the Orchestra shall be primarily responsible for all of the costs related to Medtronic’s performance of clinical and regulatory responsibilities set forth in the Regulatory Plan, including all direct expenses and applicable submission fees to Regulatory Authorities, and provided, further, that allocation of costs related specifically to Regulatory Activities and pursuit of Regulatory Approval for the Products in [***] Country Groups shall be subject to the mutual written agreement of the Parties. The Parties shall enter into a separate Services Agreement (and a separate Quality Agreement, if applicable) that will specify the services to be provided by Medtronic (consistent with those outlined in the Regulatory Plan) and reimbursed by Orchestra in accordance with the terms as described in Exhibit H attached hereto.

(ii) The sponsor of the Clinical Trial(s) (including the respective sponsors in case of joint Clinical Trials in two or more countries where such joint sponsorship is allowed by the applicable Regulatory Authority) shall be set forth in the Regulatory Plan. The Parties shall ensure that they update each other on progress of the Regulatory Activities, the conduct of the Clinical Trial(s), and their impact on the progress of the Regulatory Plan, including without limitation discussions with applicable Regulatory Authorities and decisions regarding the labeling of, and post-marketing surveillance strategies with respect to, the Product in the Territory, but the Party who is responsible pursuant to this Section 6.1(b)(iii), Section 5.1(b) and the Regulatory Plan may make the final decision with respect to any of the foregoing activities, in consultation with the JSC and with any independent advisory committee established to monitor the data and safety of subjects enrolled in the Clinical Trial(s). The Parties shall also consider in good faith all input provided by the other Party with respect to such Regulatory Activities. In connection with such Regulatory Activities, the Parties shall timely inform the other Party of scheduled meetings with Regulatory Authorities in the Territory with respect to the Product that may affect the progress of the Regulatory Plan in order to allow the other Party time to convey its opinion on the matter.

(iii) The JSC shall discuss the Regulatory Activities described in this Section 6.1, including the design and implementation of any Clinical Trials, any updates on the progress, and results and publication thereof, in consultation with any independent advisory committee established to monitor the data and safety of subjects enrolled in such Clinical Trials. The Clinical Study sponsor shall not execute any related clinical study agreement, application, or Regulatory Submission that names the other Party as a co-party or indemnitee in any way without prior consultation with and consent of the other Party. The Parties shall maintain compliance with any and all applicable regulatory, ethical, privacy, and legal requirements relating to the conduct of human clinical studies in the Territory, including acquiring and maintaining any appropriate insurance related to product liability and study conduct.

(c) Use of Subcontractors, Including CRO. Each Party may use subcontractors for its Regulatory Activities and other activities hereunder; provided that the contracting Party will at all times be fully responsible for the acts or omissions of its subcontractor as toward the other Party, including any such act or omission that would constitute a breach hereunder if performed by the contracting Party, and shall ensure that (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and compliance with the FCPA, Trade Control Laws, and other Applicable Laws that are substantially the same as those undertaken by the Parties hereunder, and (iii) the use of the subcontractor will not cause the other Party and its Affiliates and their directors, officers, employees and agents to be in violation of the FCPA, Trade Control Laws, or any other Applicable Laws. In addition, before conducting clinical trials with a research organization (“CRO(s)”), unless such use of CRO is specifically provided for in the Regulatory Plan, each Party shall obtain consent of the JSC, or in case of urgency consent of the other Party, not to be unreasonably withheld, delayed or conditioned.

(d) Regulatory Cooperation. Each Party shall cooperate with any reasonable requests for assistance from the other Party with respect to obtaining or maintaining Regulatory Approval for the Product in the Territory, including providing to the other Party Information and Data in its possession relating to the Product that is requested by, or needed to respond to inquiries of, a Regulatory Authority with respect to the Product, or is needed to facilitate such Regulatory Submissions, including Data obtained from clinical trials conducted in other countries and allow the other Party to reference such Data in its Regulatory Submissions, solely for purposes of obtaining and maintaining Regulatory Approvals of the Product and Exploiting any of the licenses set forth in Article 2. The Parties shall each provide to the other Party all consents (and evidence thereof) needed for Regulatory Submission carried out by a Party in the name of the other Party if such arrangement is set forth in the Regulatory Plan or otherwise determined by the JSC. [***].

6.2 Adverse Event Reporting. In addition to the specific requirements set forth in the Regulatory Plan and any other Service Agreement, quality agreement or other written agreement between the Parties, the Parties shall collaborate to ensure the sponsor of the Clinical Trials and the holder of the Regulatory Approvals comply with all respective applicable requirements to timely report all relevant adverse events, complaints, and safety data relating to the Product to the appropriate Regulatory Authorities in the Territory, all in accordance with Applicable Laws and requirements of Regulatory Authorities in the Territory. The Parties agree to work together in good faith to coordinate regarding vigilance activities with respect to the Product, including by exchanging Information relevant to such vigilance activities.

6.3 Regulatory Audit. Each Party shall notify the other Party after becoming aware of a Regulatory Authority audit or inspection of such Party or its Affiliates with respect to the Product in accordance with the Regulatory Plan. The Parties agree to cooperate during the preparation, conduct and follow-up of any audit by a Regulatory Authority in accordance with the Regulatory Plan.

6.4 Recalls. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product in anywhere in the Territory, or in the event either Party determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, advise the other Party thereof as specified in the Regulatory Plan or other agreement between the Parties.

Article 7
COMMERCIALIZATION OF THE PRODUCT

7.1 Medtronic Responsibilities. Medtronic’s obligations set forth in this Article 7 shall be conditioned upon receipt of the requisite Regulatory Approvals for the Commercial Device (as defined in the Regulatory Plan). Subject to the foregoing, during the Term, Medtronic shall have the exclusive right, and shall use its Commercially Reasonable Efforts, to market, promote, sell, offer for sale, and otherwise commercialize the Product in the applicable Territories in the Primary Field of Use in accordance with the Commercialization Plan, at its sole cost and expense, in accordance with the following:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***];

(h) [***];

(i) [***]; and

(j) [***].

7.2 Appointment of Sub-Distributors by Medtronic. Medtronic shall have the right to appoint Sub-Distributors for the Product in the Territory, and to subcontract any sales, marketing, or promotional activities with respect to the Product in the Territory, including to any contract sales organization, as determined by Medtronic in its sole discretion, to carry out Medtronic’s obligations hereunder, and Orchestra hereby grants to Medtronic the right to grant sublicenses of the Commercial License to its Sub-Distributors solely to permit the Sub-Distributors to fulfill their obligations as a Sub-Distributor. Medtronic shall be responsible for the acts or omissions of its Sub-Distributors under any sub-distribution agreement, including any such act or omission that would constitute a breach hereunder if performed by Medtronic. No sublicense to the Sub-Distributor shall exceed the scope of rights granted to Medtronic hereunder, and each sublicense shall include an agreement by any sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by Medtronic of the scope sufficient to verify compliance with the terms and conditions of this Agreement. Upon reasonable written request by Orchestra not to exceed once per year, Medtronic shall perform the audit and provide results and evidence of same to Orchestra in a form reasonably satisfactory to Orchestra, and the Parties shall share the costs of any such audit.

7.3 Training and Promotional Materials. Medtronic shall be responsible, at its sole cost, for training its sales force. As reasonably requested by Medtronic, Orchestra shall provide Medtronic with assistance in Medtronic’s production of any information and materials reasonably required for Medtronic’s marketing and sales and training of Medtronic’s sales force, including copies of informational brochures, sales and marketing materials, technical information of the Products necessary to respond to any Product inquiries by customers in the Territory, and Data from clinical trials conducted by that may facilitate the promotion of the Products in the Territory. Medtronic shall be entitled to create local language versions of the brochures and marketing materials provided by Orchestra at its cost; provided that the accuracy of the translation is warranted by Medtronic to Orchestra. Each Party will bear its costs and expenses in connection with the foregoing.

7.4 Commercialization Plan.

(a) Medtronic shall be responsible for the creation and implementation of an annual plan for the commercialization of the Product in the Territory, which shall identify proposed plans with respect to commercialization of the Product in the Territory, and shall incorporate sales targets, pricing plans and other commercialization objectives (the “Commercialization Plan”). The Commercialization Plan shall reflect the results of the Clinical Trial and Reimbursement Approvals when defining pricing strategies and projected sales volumes.

(b) Medtronic shall submit subsequent Commercialization Plans to the JSC on an annual basis during the Term on or before the end of each MDT Fiscal Year for review by the JSC. Upon the JSC’s review in connection with the end of any MDT Fiscal Year, in the event that actual sales of the Product are (i) [***] below the targets set forth in the Commercialization Plan [***] or (ii) [***] below such targets [***], such failure to meet the targets shall be deemed a material breach by Medtronic of this Agreement which can only be cured in the manner set forth in the last sentence of this Section 7.4(b); provided, however, that [***]. Notwithstanding the foregoing, in the event that Orchestra terminates Medtronic pursuant to Section 14.2(b) of the Agreement for the above-described material breach, such termination shall be Medtronic’s sole liability and Orchestra’s sole and exclusive remedy for such material breach. Notwithstanding the foregoing, in addition to any other right of remedy available hereunder, following written notice by Orchestra to Medtronic, Medtronic may cure [***].

7.5 Reimbursement Price. [***].

7.6 Failure to Commercialize Product. Unless otherwise modified by the Commercial Device Plan in accordance with the terms and conditions of this Agreement including compliance with all applicable quality standards, Medtronic’s failure to launch a commercial Product in [***] in the Primary Field of Use (“[***] Launch”) within [***] (“[***] Launch Period”), shall be deemed an uncured material breach of this Agreement, unless the Parties agree to extend the [***] Launch Period pursuant to the following sentence and Medtronic achieves [***] Launch by the expiration of the Extended [***] Launch Period, if any. In the event that Medtronic reasonably believes that a [***] Launch will be delayed, it shall so notify Orchestra and briefly explain the reasons therefor, and as a result, the Parties may mutually agree to extend the [***] Launch Period in writing (the “Extended [***] Launch Period”). In the event that Orchestra terminates Medtronic pursuant to Section 14.2(b) of the Agreement for failure to achieve the [***] Launch by the expiration of the [***] Launch Period or the Extended [***] Launch Period, as applicable, such termination shall be Medtronic’s sole liability and Orchestra’s sole and exclusive remedy for such material breach.

Article 8
REVENUE SHARING

8.1 Revenue Sharing. For all Net Sales of the Product, Medtronic shall pay Orchestra a revenue share (“Revenue Share”) in the amount (the “Revenue Share Amount”) of the greater of (a) the Per Device Minimum Payment per unit of Product sold in the applicable country or Country Group in the Territory, and (b) [***] percent ([***]%) (the “Per Device Percentage”) of [***] of Product sold, as calculated in the applicable Fiscal Quarter, in the applicable country in the Territory, [***].

8.2 Revenue Share Period. The Revenue Share shall be paid on a country-by-country basis, as applicable within the Territory as set forth on Exhibit E on the Effective Date hereof, until the latest to occur of: (a) expiration of the last Valid Claim of the Patents set forth in Exhibit A (as well as any Patents claiming priority to, from or through the Patents set forth in Exhibit A) covering the sale of Product in the applicable country or Country Group, but not to exceed the date that is [***], or (b) the date that is twelve (12) years after the first commercial sale of any Product in the applicable country or Country Group (such date the “Revenue Share Measurement Date” and such period the “Revenue Share Period”); provided, however, that [***]. For the avoidance of doubt, with respect to the period described in (b) above for countries that are within the same Country Group, the Revenue Share Measurement Date for all countries within the same Country Group shall be determined by the date that is twelve (12) years after the date that there has been a first commercial sale of any Product in the applicable Country Group.

8.3 Revenue Share Adjustment. [***]:

(a) [***]; and

(b) [***].

[***].

8.4 Reports; Payments. Medtronic shall pay the Revenue Share within [***] ([***]) Business Days after the end of each Fiscal Quarter, starting with the Fiscal Quarter in which the first Net Sales occurred. Within [***] ([***]) Business Days following each applicable Fiscal Quarter, Medtronic shall deliver a quarterly report (a “Quarterly Report”), each such report shall describe the applicable Revenue Share for the applicable Fiscal Quarter, which shall consist of: (a) [***]; (b) [***]; and (c) [***] as set forth on Exhibit E. In the event that no Revenue Share is payable with respect to a Fiscal Quarter after commercial launch, Medtronic shall submit a Quarterly Report so indicating.

8.5 Revenue Share Period for Additions to the Territory. [***]

8.6 [***]

8.7 [***]

Article 9
PAYMENTS, BOOKS, AND RECORDS

9.1 Payment Method. All amounts specified to be payable under this Agreement are in U.S. dollars and shall be paid in U.S. dollars. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the payee Party or by such other means as directed by such Party in writing. Payments hereunder will be considered to be made as of the day on which they are received by the payee Party’s designated bank.

9.2 Currency Conversion. All Revenue Share payments hereunder shall be made in the legal currency of the US and all references to “$” or “Dollars” shall refer to US dollars. For purposes of computing such payments, the Revenue Share payments in countries other than the US shall be converted into US Dollars in accordance with Medtronic’s standard practices used in preparing its audited financial statements for the applicable Fiscal Quarter, or if none is used, the average of the buying and selling rates on the last Business Day of the Fiscal Quarter to which the amount applies as published by The Wall Street Journal, Internet Edition at www.wsj.com under the “Rates” tab under the “Market Data” section.

9.3 Taxes. In the event that Medtronic is required to withhold any taxes on amounts payable to Orchestra in accordance with Applicable Laws, Medtronic shall make payment to Orchestra net of any withholding tax that may be due. For purposes of this Section 9.3, each Party agrees to provide the other with reasonable assistance, including provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

9.4 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the Interest Rate.

9.5 Books and Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of this Agreement by such Party. Further, Medtronic shall maintain records in sufficient detail necessary for the calculation and verification of all Revenue Share amounts due to Orchestra, including records of all sales of Product in each country in the Territory for a period of three (3) years after the delivery of any such report.

9.6 Audit. Independent representatives selected by Orchestra and reasonably acceptable to Medtronic shall have access to any records related to the Net Sale of the Product upon reasonable notice to Medtronic and during Medtronic’s normal business hours solely for the purpose of verifying the Revenue Share and Quarterly Reports made under this Agreement. Orchestra may exercise this audit right only once in any Fiscal Year. Any representatives conducting such audit shall execute a confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Such representatives may disclose to the requesting entity’s only their conclusions regarding the accuracy of Revenue Share payments due to Orchestra hereunder and of records related thereto, including the amount of any deficient payment, if any, and shall not disclose any other Medtronic information to Orchestra without the prior written consent of Medtronic. Should any such inspection show any underpayment or underreporting in excess of [***] percent ([***]%) in the aggregate for any twelve-month period and excluding any underpayment or underreporting attributable to an estimated period, then Medtronic shall pay Orchestra’s reasonable out-of-pocket costs of the audit as well as any sum that would have been payable to Orchestra had Medtronic reported such amounts correctly, plus interest at the Interest Rate. Orchestra shall provide Medtronic with a copy of any audit report prepared by its independent representatives for review. The failure of Orchestra to request verification of any Quarterly Report during the first Calendar Year following receipt of such Quarterly Report is deemed acceptance by Orchestra of the accuracy of the Quarterly Report and the payments made by Medtronic in accordance with the Quarterly Report. For clarity, each Quarterly Report shall be subject to only one such examination and audit hereunder.

Article 10
CONFIDENTIALITY

10.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that during the Term and for a period of five (5) years following termination or expiration hereof (provided that the obligation to maintain confidentiality with respect to any information that constitutes a trade secret under Applicable Law, will continue in perpetuity), the party receiving Confidential Information hereunder or any of its Affiliates (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as set forth in this Agreement any Confidential Information or materials furnished to it or its Affiliates by or on behalf of the other Party (the “Disclosing Party”) or its Affiliates pursuant to this Agreement, or any other written agreement between the Parties or their Affiliates, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including all non-public information concerning the Product and any other non-public technical or business information of whatever nature (collectively, “Confidential Information” of the Disclosing Party). Each Party may use the Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement (including to exercise its rights or fulfil its obligations under this Agreement). Each Party will use at least the same standard of care as it uses to protect proprietary or Confidential Information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. For the avoidance of doubt, Medtronic shall be responsible for the breach of this Article 10 by any Sub-Distributor that it retains, and Orchestra shall be responsible for such breach by any CRO or other Third Party that it retains for the performance of obligations hereunder.

10.2 Exceptions. Notwithstanding Section 10.1, the obligations of confidentiality and nonuse shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter lawfully furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

10.3 Permitted Disclosures. Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) making any filings or disclosures pursuant to any of the Securities Laws;

(b) filing or prosecuting Patents as permitted by this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, governmental regulations or, applicable subpoenas or reasonable requests issued by governmental authorities in relation to compliance with the FCPA, Trade Control Laws and other Applicable Laws;

(e) in the case of Medtronic, disclosure under terms of confidentiality no less stringent than under this Agreement to potential or actual Sub-Distributors, and in the case of Orchestra, disclosure under terms of confidentiality no less stringent than under this Agreement to any potential or actual CRO or other Third Party contractor;

(f) disclosure to its and its Affiliates’ contractors, employees and consultants, in each case who need to know such information for purposes of the Disclosing Party’s performance under this Agreement, on the condition that any Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(g) solely with the prior written approval of Medtronic, disclosure made in good faith to Third Parties in connection with due diligence or similar investigations by such third parties, and disclosure to current or bona fide prospective investors, lenders, sublicensees, collaborative partners, acquirers, merger partners, or providers of financing and their advisors. In addition, any such Third Party shall be required to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to 10.3(a), (c) or (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. For the avoidance of doubt, Orchestra’s periodic reporting or disclosure as required pursuant to any of the Securities Laws, of Revenue Share amounts or other payments made, or expected to be made, by Medtronic hereunder, shall in no event be deemed a disclosure of Medtronic’s Confidential Information. However, Medtronic’s Quarterly Reports to Orchestra [***] shall be deemed Medtronic Confidential Information.

10.4 Confidentiality of this Agreement and its Terms. Except as otherwise set forth in this Article 10, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 20.1 or as permitted under Section 10.3.

10.5 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

10.6 Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10. If the Receiving Party becomes aware of any breach or threatened breach of this Article 10 by the Receiving Party or a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10 without furnishing proof of actual damages.

Article 11
INTELLECTUAL PROPERTY OWNERSHIP AND ENFORCEMENT; TRADEMARK MATTERS

11.1 Ownership of Background Information. All Background Information that is invented or authored solely by or on behalf of Medtronic shall be owned by Medtronic. All Background Information that is invented or authored solely by or on behalf of Orchestra shall be owned by Orchestra. Any and all Background Information discovered, conceived, reduced to practice or otherwise made jointly by or on behalf of both Parties (“Joint Background Information”), shall be jointly owned by Medtronic and Orchestra. Patents covering Joint Background Information are “Joint Background Information Patents.”

11.2 Ownership of Collaboration IP.

(a) BackBeat Therapy IP.

(i) Orchestra shall own the entire right, title and interest in and to any and all BackBeat Therapy IP.

(ii) Medtronic (a) shall regularly disclose to Orchestra and the JSC any and all BackBeat Therapy IP discovered, developed, identified, made or conceived by or on behalf of Medtronic or its Affiliates or their respective employees, agents or contractors under or in connection with this Agreement, and provide such documentation regarding same as Orchestra or the JSC may reasonably request and (b) shall, or shall cause the applicable Affiliates, employees, agents or contractors to, and hereby does, assign, to Orchestra, all right, title and interest in and to any such BackBeat Therapy IP (to the extent permitted to make such assignment). Patents arising from BackBeat Therapy IP are “BackBeat Therapy IP Patents.”

(b) Pacing System IP.

(i) Medtronic shall own the entire right, title and interest in and to any and all Pacing System IP.

(ii) Orchestra (a) shall regularly disclose to Medtronic and the JSC any and all Pacing System IP discovered, developed, identified, made or conceived by or on behalf of Medtronic or its Affiliates or their respective employees, agents or contractors under or in connection with this Agreement, and provide such documentation regarding same as Medtronic or the JSC may reasonably request and (b) shall, or shall cause the applicable Affiliates, employees, agents or contractors to, and hereby does, assign, to Medtronic, all right, title and interest in and to any such Pacing System IP (to the extent permitted to make such assignment).

(c) Integration IP.

(i) The laws of inventorship and authorship in the U.S. shall control ownership of Integration IP. All Integration IP that is invented or authored solely by or on behalf of Medtronic shall be owned by Medtronic. All Integration IP that is invented or authored solely by or on behalf of Orchestra shall be owned by Orchestra. Any and all Integration IP discovered, conceived, reduced to practice or otherwise made jointly by or on behalf of both Parties (“Joint Integration IP”), shall be jointly owned by Medtronic and Orchestra. Patents arising from Integration IP solely owned by Orchestra are “Orchestra Integration Patents.” Patents arising from Integration IP solely owned by Medtronic are “Medtronic Integration Patents.” Patents arising from Joint Integration IP are “Joint Integration Patents.” “Orchestra Integration Patents,” “Medtronic Integration Patents,” and “Joint Integration Patents” are collectively referred to herein as “Integration Patents.”

(ii) Each Party shall regularly disclose to the other Party and the JSC any and all Integration IP discovered, developed, identified, made or conceived by or on behalf of the Party or its Affiliates or their respective employees, agents or contractors under or in connection with this Agreement, and provide such documentation regarding same.

(d) Personnel Obligations. Each Party shall ensure that each employee, agent or contractor of such Party or its Affiliates shall be bound in writing by non-disclosure and assignment obligations that are consistent with the obligations of the Parties in Article 10 and this Article 11, including obligations to: (i) promptly report any invention, discovery, process or other Intellectual Property; (ii) assign to such Party all of his, her or its right, title and interest in and to any invention, discovery, process or other Intellectual Property; (iii) cooperate in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (iv) perform all acts and sign, execute, acknowledge and deliver any and all documents required for effecting the obligations and purposes of this Agreement; and (v) abide by the obligations of confidentiality. It is understood and agreed that such non-disclosure and invention assignment agreements need not reference or be specific to this Agreement.

11.3 Additional Obligations Regarding Joint Background Information and Integration IP.

(a) [***].

(b) [***].

(c) [***].

11.4 Orchestra Patent and BackBeat Therapy IP Patent Prosecution and Maintenance. [***].

11.5 Medtronic Patent and Pacing System IP Patent Prosecution and Maintenance. [***].

11.6 Orchestra Integration Patent, Joint Integration Patent, and Joint Background Information Patent Prosecution and Maintenance.

(a) [***].

(b) [***]:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***]; and

(v) [***].

11.7 Infringement by Third Parties.

(a) Notice. [***].

(b) Control of Actions.

(i) [***].

(ii) [***].

(iii) [***].

(iv) [***].

11.8 Recoveries. Any monetary recovery resulting from actions or proceedings under this Section 11.7 will be allocated as follows: each of Medtronic and Orchestra first will be reimbursed, out of such recovery, for its reasonable and verifiable costs and expenses with respect to such action or proceeding (such reimbursement to be pro-rata based on the Parties’ relative costs and expenses if the recovery is not sufficient to reimburse both Parties fully) with any remainder being allocated [***].

11.9 Infringement of Third Party Rights. [***].

11.10 Patent Term Restoration. At the request of Orchestra, the Parties shall cooperate with each other in obtaining patent term restoration, continuations, extensions and/or any other extensions of the Orchestra Patents as available under Applicable Laws, subject to Orchestra’s rights under Section 11.3.

11.11 House Trademark Licenses.

(a) The Parties intend to include one or more house Trademarks owned by Orchestra, including the Orchestra name and logos set forth on Exhibit F (each, an “Orchestra Trademark”) and one or more house Trademarks owned by Medtronic, including the Medtronic name and logo (each, a “Medtronic Trademark”) within the markings used in connection of the promotion and sale the Product in the Primary Territory.

(b) Orchestra hereby grants to Medtronic and its Affiliates a non-exclusive, worldwide, sublicensable, perpetual, royalty free license (and sublicense as applicable) for Medtronic and its Affiliates to use the Orchestra Trademark in connection with the Exploitation of Product under the IP Licenses in Section 2.1.

(c) Each Party or its Affiliates shall own all right, title, and interest in and to all of its Trademarks, all corresponding trademark applications and registrations thereof, and all common law rights thereto. Each party shall have sole control over the registration, prosecution, maintenance, enforcement and defense of its Trademark. All goodwill of the business associated with or symbolized by the respective Parties’ Trademarks shall inure to the benefit of the Party who holds the Trademark. Each Party acknowledges the other Party’s exclusive ownership of its Trademark and agrees not to take any action inconsistent with such ownership.

(d) [***].

(e) Neither Party nor Affiliate of the Party shall (i) use, seek to register, or otherwise claim rights in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the other Parties’ Trademarks, or (ii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the other Parties’ Trademarks (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the other Parties’ Trademarks.

11.12 Product Trademark.

(a) Selection and Ownership of Product Trademark. All packaging, promotional materials, package inserts (if applicable), and labeling for the Product in the Primary Territory shall bear one or more Trademarks that pertain specifically to the Product, to be determined jointly by the Parties (together with the alternative Trademark mentioned in the next sentence, each, a “Product Trademark”). If the Product Trademarks in existence as of the Effective Date are not eligible for trademark protection or for use in connection with the Product in the Primary Territory, then the Parties shall identify alternative Trademarks to be used for the Product in the Primary Territory. Medtronic shall solely own all right, title, and interest in and to all Product Trademarks, all corresponding trademark applications and registrations thereof, and all common law rights thereto. All goodwill of the business associated with or symbolized by the Product Trademark shall inure to the benefit of Medtronic.

(b) Maintenance and Prosecution of Product Trademark. Medtronic shall, at Medtronic’s sole expense, control the registration, prosecution and maintenance of the Product Trademark in [***]; provided that Medtronic shall keep Orchestra reasonably informed of Medtronic’s actions with respect thereto and shall consider in good faith any reasonable comments made by Orchestra with respect thereto. [***].

(c) Use of Product Trademarks. Neither Party shall, and shall allow its Affiliates to, knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the Product Trademark (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the Product Trademarks.

(d) Enforcement of Product Trademark. [***] shall bring and control any action or proceeding, at [***]’s expense, to enforce and defend the Product Trademark, including (i) defending against any alleged, threatened or actual claim by a Third Party that the use of the Product Trademark in the Primary Territory infringes, dilutes or misappropriates any Trademark of that Third Party or constitutes unfair trade practices, or any other claims that may be brought by a Third Party against a Party in connection with the use of or relating to Product Trademark in the Primary Territory with respect to the Product and (ii) taking such action as [***] deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution or misappropriation of, or unfair trade practices or any other like offense relating to, the Product Trademarks in the Primary Territory by a Third Party. [***] shall provide to [***] all reasonable assistance requested by [***] in connection with any such action, claim or suit under this Section 11.12.

Article 12
COMPLIANCE WITH LAWS

12.1 Each Party affirms that it is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or related United States Applicable Laws or comparable Applicable Laws in any other countries and it does not, and will not during the Term, employ or use the services of any Person who is debarred or disqualified, in connection with activities relating to the Product, and in the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, including the Party itself and its Affiliates, that directly or indirectly relate to activities under this Agreement, such Party shall immediately notify the other Party and shall cease employing, contracting with, or retaining any such Person to perform any services under this Agreement.

12.2 Each Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws (including the FCPA and Trade Control Laws) in the performance of its obligations hereunder.

12.3 Neither Party nor any of its Affiliates and their respective employees and contractors may, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Orchestra or Medtronic; and, without any limitation to the foregoing, neither Party and its Affiliates and their respective employees and contractors may directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other Person, or give, offer, promise, or pay any political contributions or charitable donations that are in any way related to this Agreement or any related activity.

12.4 Each Party shall maintain accurate and complete records of its receipts and expenses having to do with this Agreement, including records of payments to any Public Official or Entity or other Person, in accordance with generally accepted accounting principles.

12.5 Without limiting the provisions of Section 12.2, Orchestra shall comply with all Applicable Laws as sponsor of the Clinical Trial(s), including without limitation of 21 CFR 812.40 and all applicable foreign equivalents.

Article 13
REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION OF LIABILITY

13.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

(b) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action, and this Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound;

(c) such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with any Regulatory Authority or governmental authority in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, except as contemplated under the Regulatory Plan; and

(d) such Party has the right to grant the rights contemplated under this Agreement and has not, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

13.2 Additional Representations, Warranties and Covenants of Orchestra. Orchestra hereby represents, warrants and as applicable, covenants, to Medtronic, as of the Effective Date, as follows

(a) Orchestra and BackBeat have the right, power and authority to grant the licenses under the Licensed Intellectual Property and Orchestra Trademarks granted to Medtronic under this Agreement;

(b) the issued Patents within the Orchestra Patents have not been abandoned, withdrawn, canceled or held invalid or unenforceable by any court of competent jurisdiction in the Territory in a final non-appealable judgment;

(c) Orchestra or BackBeat solely owns the entire right, title and interest in and to the Licensed Intellectual Property (other than Medtronic’s interests in Joint Integration Patents and Joint Background IP Patents) and Orchestra Trademark, free and clear of all liens, charges, and encumbrances;

(d) neither Orchestra nor BackBeat has previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Intellectual Property or Orchestra Trademarks;

(e) there is no written claim or demand, or to the knowledge of Orchestra, any other claim or demand, of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Intellectual Property or Orchestra Trademarks or challenges to Orchestra’s or BackBeat’s ownership of the Licensed Intellectual Property or Orchestra Trademarks or makes any adverse claim with respect thereto, and, to the knowledge of Orchestra, there is no basis for any such claim, demand or proceeding;

(f) to the knowledge of Orchestra, none of the Licensed Intellectual Property or Orchestra Trademarks is being infringed by or misappropriated by any Third Party;

(g) Orchestra will use reasonable efforts to have, as and when needed, sufficient funds to satisfy its obligations hereunder.

(h) DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY HEREBY AGREES AND UNDERSTANDS THAT THE OTHER PARTY MAKES NO REPRESENTATION, GUARANTEE OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE OUTCOME OF ANY DEVELOPMENT ACTIVITIES, THE ABILITY TO OBTAIN REGULATORY APPROVAL OR THE PATENTABILITY, LEGAL PROTECTABILITY OR USEFULNESS OF ANY INTELLECTUAL PROPERTY ARISING FROM ANY DEVELOPMENT ACTIVITIES. FURTHERMORE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, THE USE, RESULTS OR EFFICACY OF THE PRODUCT, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

Article 14
LIMITATIONS OF LIABILITY

14.1 TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, INCLUDING LOST PROFITS, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF THE FORESEEABILITY THEREOF AND REGARDLESS OFWHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 14.1 SHALL NOT BE CONSTRUED TO LIMIT (A)EITHER PARTY’S RIGHT TO SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR THE OTHER PARTY’S BREACH OF ARTICLE 10 (CONFIDENTIALITY), FRAUD, INTENTIONAL MISREPRESENTATION OR (B) EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 16 TO THE EXTENT THAT A THIRD PARTY IS AWARDED ANY SUCH DAMAGES OR AMOUNTS.

14.2 THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS ARTICLE 14 WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

14.3 IN ADDITION AND WITHOUT LIMITING THE OTHER PROVISIONS IN THIS ARTICLE 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH OR RELATING TO THIS AGREEMENT FOR DAMAGES, EXPENSES OR MONETARY REMEDIES OF ANY KIND THAT IN THE AGGREGATE EXCEED THE FEES AND EXPENSES ACTUALLY INCURRED BY ORCHESTRA IN THE PERFORMANCE OF ITS RESPONSIBILITIES UNDER THIS AGREEMENT IMMEDIATELY PRECEDING THE DATE ON WHICH THE CLAIM LEADING TO SUCH DAMAGES, EXPENSES OR REMEDIES AROSE, AND IN NO CASE TO EXCEED [***] DOLLARS ($[***]); PROVIDED, HOWEVER, THAT THIS SECTION 14.3 SHALL NOT BE CONSTRUED TO LIMIT (A) EITHER PARTY’S RECOVERY FOR THE OTHER PARTY’S BREACH OF ARTICLE 10 (CONFIDENTIALITY), FRAUD, INTENTIONAL MISREPRESENTATION, (B) EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 16 [***], OR (C) EITHER PARTY’S RECOVERY FOR THE OTHER PARTY’S BREACH OF ANY PAYMENT OR REIMBURSEMENT OBLIGATIONS IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING THOSE SET FORTH IN SECTION 8.4 (REPORTS; PAYMENTS).

Article 15
PATENT CHALLENGES

15.1 Patent Challenges by Medtronic. If (i) Medtronic or any of its Affiliates, if applicable, (or a Third Party on behalf of Medtronic or its Affiliates), brings a Patent Challenge against Orchestra, (ii) Medtronic or any of its Affiliates assists a Third Party in bringing a Patent Challenge against Orchestra (except as required under a court order or subpoena or where Orchestra Patents are asserted against Medtronic or any of its Affiliates), or (iii) a sublicensee of Medtronic hereunder (or any of such sublicensee’s Affiliates) brings a Patent Challenge or assists another in bringing a Patent Challenge against Orchestra, Orchestra shall have the option to terminate this Agreement at its sole discretion and as its sole remedy with respect to such Orchestra Patent(s) that are subject of the Patent Challenge upon thirty (30) days’ written notice to Medtronic of any of (i), (ii) or (iii) above, as applicable, and either the Patent Challenge is not dropped by Medtronic or the Third Party or Medtronic does not terminate such sublicensee’s sublicense within such thirty (30) day period. Revenue Share amounts due during the pendency of any Patent Challenge shall be paid directly to Orchestra and not placed in escrow or other account. If any of the provisions of this Section 15.1 are held invalid or unenforceable for any reason, then such invalidity or unenforceability shall not affect any of the other provisions of this Section 15.1 or other provisions of this Agreement.

Article 16
INDEMNIFICATION

16.1 Indemnification of Orchestra. Medtronic shall indemnify, defend and hold harmless Orchestra and its Affiliates and their respective directors, officers, employees and agents (the “Orchestra Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any Orchestra Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) to the extent arising from, or occurring as a result of: (a) the registration, use, handling, storage, manufacturing, import, offer for sale, sale or other disposition of the Product by or on behalf of Medtronic or its Affiliates; (b) any claims or actions alleging that the Product infringes or misappropriates or would infringe or misappropriate the intellectual property rights of any Third Party where such infringement or misappropriation is solely based on [***], (c) the negligence or willful misconduct of any Medtronic Indemnitees in connection with Medtronic’s performance of its obligations or exercise of its rights under this Agreement; or (d) any breach of any representations, warranties or covenants of Medtronic in this Agreement; except, in each of (a) through (d), to the extent such Third Party Claims fall within the scope of the indemnification obligations of Orchestra set forth in Section 16.2. In any Third Party Claim where both Orchestra and Medtronic are both at fault, Losses shall be apportioned between the Parties on the basis of the relative fault of each Party relative to the total Losses.

16.2 Indemnification of Medtronic. Orchestra shall indemnify, defend and hold harmless Medtronic and its Affiliates and their respective directors, officers, employees and agents (the “Medtronic Indemnitees”), from and against any and all Losses incurred by any Medtronic Indemnitee resulting from any Third Party Claims to the extent arising from, or occurring as a result of: (a) any claims or actions alleging that Exploitation of Product infringes or misappropriates or would infringe or misappropriate the intellectual property rights of any Third Party; or (b) the negligence or willful misconduct of any Orchestra Indemnitees in connection with Orchestra’s performance of its obligations or exercise of its rights under this Agreement; or (c) any breach of any representations, warranties or covenants of Orchestra in this Agreement; except, in each of (a) through (c), to the extent such Third Party Claims fall within the scope of the indemnification obligations of Medtronic set forth in Section 16.1. In any Third Party Claim where both Orchestra and Medtronic are both at fault, Losses shall be apportioned between the Parties on the basis of the relative fault of each Party relative to the total Losses.

16.3 Procedure. A Party that intends to claim indemnification under this Article 16 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 16 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 16 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

16.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards for conduct of all of such Party’s obligations under this Agreement during the Term including, without limitation, commercial general liability and professional liability (“Errors and Omissions”) insurance in commercially reasonable and appropriate amounts that provides product liability coverage concerning the Product and contractual liability coverage for the Party’s defense and indemnification obligations under this Agreement, and shall name the other Party as an additional insured with respect to such insurance; provided however that in no event shall Orchestra be required to maintain insurance in excess of [***] U.S. dollars ($[***]). Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

Article 17
TERM AND TERMINATION

17.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 17.2, shall terminate on the date no further Revenue Share payments are due under Section 8.2 (such period, the “Term”). Upon termination by expiration of the Term, all licenses granted to Medtronic under Article 2 and the license to the Orchestra Trademarks under Article 11 shall become fully paid up, perpetual, irrevocable and royalty-free.

17.2 Early Termination.

(a) Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

(b) Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party (“Breaching Party”) if such Breaching Party is in breach of a material provision of this Agreement or any other agreement between the Parties or their respective Affiliates, including without limitation, any Services Agreement between the Parties, and has not cured such breach within sixty (60) days after delivery of notice from the terminating Party (“Date of Notice”); provided, however, that, if such alleged material breach is not reasonably susceptible of cure within such sixty (60) day period and the Breaching Party uses reasonable and diligent good faith efforts to cure such alleged material breach, such sixty (60) day period shall be extended as long as is reasonably necessary (but no more than four (4) months from the Date of Notice) and no such termination shall occur for so long as such efforts continue or if such breach is cured (but in each case for no longer than six (6) months from the Date of Notice).

(c) Insolvency. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property, that is not discharged within ninety (90) days.

(d) Termination Related to Clinical Trial.

(i) Termination Related to Clinical Trial for Safety Reasons. [***].

(ii) Termination Related to Failure to Meet Endpoint of Clinical Trial. [***].

(e) [***].

17.3 Effects of Termination. The following shall apply upon any termination of this Agreement prior to the expiration of the Term:

(a) Inventory. In the event of any termination of this Agreement, Medtronic may, at its discretion, or a period not to exceed six (6) months, continue to sell its existing inventories of Product under the same terms and conditions as this Agreement (the “Sell Off Period”). For the avoidance of doubt, Medtronic shall be required to make Revenue Share Payments with respect to Net Sales of Products that are made during the Sell Off Period, as applicable, in accordance with the terms and conditions of this Agreement, and once such payments have been made, Medtronic shall have no further payment obligations under this Agreement.

(b) Termination of Rights and Obligations. Upon early termination of this Agreement, all rights and obligations of the Parties under this Agreement, including, but not limited to, the IP License, will terminate, except as otherwise set forth in this Section 17.3 and Sections 17.4, 17.5 and 17.6, and as a result, (i) Medtronic will be released from the non-compete obligations as set forth in Section 2.2 of this Agreement (ii) Medtronic will no longer be entitled to use, and shall cease all use of, Orchestra Patents (other than Joint Integration IP Patents and Joint Background Information Patents) or Orchestra Know-How (other than Joint Background Information) for any reason other than pursuant to Section 17.3(a), (iii) Orchestra will be released from the exclusivity obligations as set forth in Section 2.3 of this Agreement, and (iv) Medtronic will no longer be required to use any efforts, including Commercially Reasonable Efforts, with respect to any activities related to this Agreement or any other agreement referred to or contemplated by the Agreement. Within thirty (30) days after the effective date of termination of this Agreement, each Party shall deliver or destroy, at the other Party’s written request, to such other Party any and all Confidential Information of such other Party then in its possession, except to the extent a Party retains the right to use such Confidential Information pursuant to any rights granted under this Agreement that survive termination of this Agreement, and except for one (1) copy which may be kept in such Party’s (or its counsel’s) office for archival purposes subject to a continuing obligation of confidentiality and non-use under Article 10 for the duration set forth in Section 10.1.

17.4 Exercise of Right to Terminate. The use by either Party of a termination right set forth in this Agreement shall not give rise, on its own, to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

17.5 Damages; Relief. Except as otherwise expressly set forth in this Agreement, subject to Section 17.4, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination.

17.6 Accrued Obligations; Survival. The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to such Party or that is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The following Articles and Sections will survive any expiration or termination of this Agreement: Article 1, Section 2.1(b)(ii), Sections 6.2-6.4, Section 12.4, Section 17.3, Section 17.4, Section 17.5 Section 17.6, Section 18.3, and Article 10, Article 11 (solely in relation to the ownership of Intellectual Property and Trademarks), Article 14, Article 16, Article 19 and Article 20, provided that all licenses granted to Medtronic under Article 2 and the license to the Orchestra Trademarks under Article 11 shall survive expiration of the Term in accordance with Section 17.1.

Article 18
RIGHT OF FIRST NEGOTIATION FOR COMMERCIALIZATION IN SECONDARY FIELD OF USE

18.1 Medtronic Right. Subject to Orchestra’s exclusivity obligations set forth in Section 2.3 hereof, during the period beginning on the Effective Date and ending on the date of FDA Regulatory Approval of the Product in the Primary Field (the “ROFN Period”), Medtronic will have an exclusive right to negotiate with Orchestra for an exclusive or any other license to commercialize devices using BackBeat CNT Algorithms in the Secondary Field of Use (“Secondary Field License”). [***]. During the ROFN Period, the Parties shall negotiate exclusively, reasonably and in good faith concerning the terms of any Secondary Field License.

18.2 Failure to Exercise ROFN. If the Parties do not execute and deliver an agreement with respect to a Secondary Field License within the ROFN Period, then Orchestra shall be free to negotiate and enter into a license for use of BackBeat CNT Algorithms in the Secondary Field of Use with any Third Party; provided, however, that if Medtronic provided a bona fide written offer for a Secondary Field License during the ROFN Period, Orchestra shall not be permitted to enter into a license for use of BackBeat CNT Algorithms in the Secondary Field of Use with a Third Party on terms that, are in the aggregate less favorable than those offered by Medtronic in such bona fide written offer, as determined by Orchestra’s board of directors in good faith, with respect to any such exclusive license in the Secondary Field of Use, [***].

18.3 No Use of Medtronic Information. For the avoidance of doubt, in no event shall Orchestra be permitted to use any Medtronic Confidential Information or any Medtronic Background Intellectual Property owned or controlled by Medtronic, in whole or in part, in the negotiation, agreement or arrangement with any Third Party. To the extent that Medtronic fails to exercise its right to the Secondary Field License in the ROFN Period, Orchestra may grant a non-exclusive license to its interests in [***] in the Secondary Field of Use, so long as the Exploitation of such license does not include any use of Medtronic Confidential Information.

Article 19
DISPUTE RESOLUTION

19.1 Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder (including any claim based on warranty, contract, negligence, misrepresentation, statute, or other basis) may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 19 to resolve any such dispute if and when it arises.

19.2 Resolution by Executives., If an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder arises including any JSC decisions as described in Section 4.7, either Party may refer such dispute to the President of the CRM Operating Unit for Medtronic and the Chief Executive Officer for Orchestra (“Executives”), who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of the Executives within such thirty (30) day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 19.3. The Parties acknowledge that discussions between the Parties to resolve disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

19.3 Arbitration.

(a) Any dispute that is not resolved pursuant to Section 19.2, except for a dispute, claim or controversy subject to Section 19.3(i) or breach of confidentiality, shall first be submitted for mediation under the auspices of the International Centre for Dispute Resolution (“ICDR”). Any dispute that is not resolved pursuant to such mediation shall be settled by binding arbitration conducted under the auspices of the ICDR in accordance with its International Arbitration Rules. In the event of a conflict between the procedures set forth herein and the Rules, these procedures shall take precedence.

(b) The dispute shall be heard and decided by a majority of three arbitrators having significant executive experience in the medical device industry; one arbitrator selected by each Party, and the third chosen by the first two selected. In the event that the parties or the arbitrators fail to select arbitrators as required above, the ICDR shall select such arbitrators in accordance with the International Arbitration Rules.

(c) The arbitrators shall allow the Parties to obtain discovery as may reasonably be requested by a party, including use of interrogatories, document requests, depositions, subpoenas and inspections of things or land.

(d) The arbitration hearing shall be held in New York City, New York, U.S., at a location and time to be mutually agreed upon by the Parties, or if they are unable to decide, then at a location and time determined by the arbitrators. The arbitration hearing shall be conducted over the course of consecutive Business Days and weeks until it is concluded.

(e) All proceedings shall be conducted in the English language and the arbitrators shall be fluent in English. All evidence, whether documentary or testimonial, shall be presented in English. In the event testimony is given by a witness who is unable to testify in English, the party proffering the testimony at the hearing (or obtaining the testimony in a deposition) shall provide a translator and shall bear that expense.

(f) The hearing shall be recorded stenographically and a transcript prepared if requested by either Party. The expense of same shall be borne equally by the Parties. Not less than ten (10) days prior to the hearing, the Parties shall submit briefs to the arbitrator(s) setting forth each Party’s contentions concerning the facts and the law. Within thirty (30) days following the close of the hearing, the Parties shall submit post-hearing briefs to the arbitrator. Within thirty (30) days after the timely submission of post-hearing briefs, the arbitrator shall enter a written award concisely setting forth the grounds for the decision.

(g) The arbitrators shall decide the dispute by applying the law selected by the Parties in Section 20.1.

(h) The decision of the arbitrators shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction, and the Parties expressly agree that the state and federal courts located in Southern District of New York, U.S., have jurisdiction to confirm the arbitration award and enter judgment thereon. The Parties hereby waive any and all objections and defenses to such jurisdiction regardless of the nature of such objection or defense. The arbitrators are authorized to include in its award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Agreement shall prevent any Party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if the arbitrator determines pursuant to this Section 19.3 that such payments are to be refunded by one Party to the other Party.

(i) Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

Article 20
GENERAL PROVISIONS

20.1 Public Announcements.

(a) Neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. In the event the applicable public announcement is required by Applicable Laws (including disclosure requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded), the non-publishing Party shall review the proposed public announcement in a timely fashion and shall not unreasonably withhold consent.

(b) The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose, and provided, further, that the Parties will use good faith efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

20.2 Governing Law. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without regard to any laws or rules that would result in the application of the laws of any other jurisdiction. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

20.3 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including pandemics (including COVID-19), epidemics, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, terrorism, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all Commercially Reasonable Efforts necessary to cure such force majeure circumstances. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.

20.4 Assignment. Except as expressly set forth in this Section 20.4, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement or any of its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of the assigning Party to a Third Party [***], whether by merger, sale of stock, sale or contribution of assets or otherwise; provided that, in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), unless otherwise agreed with the acquiring party in writing, Intellectual Property held by the acquiring party prior to acquisition shall not be included in the Intellectual Property to which the other Party has access under this Agreement; provided further that in the case of such corporate reorganization, the assigning Party shall remain liable and responsible to the nonassigning Party for the performance and observance of all such duties and obligations by the entity to whom assignment is made; or

(b) to an Affiliate of such assigning Party; provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate.

(c) This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 20.4 will be null and void.

20.5 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

20.6 Notices. All notices required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier or confirmatory email by recipient), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Orchestra, addressed to:	Orchestra BioMed, Inc. 150 Union Square Drive New Hope, PA 18938 Attention: David P. Hochman Email: [Omitted pursuant to Item 601(a)(6)]

With copy to:	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Samuel A. Waxman Email: [Omitted pursuant to Item 601(a)(6)]

If to Medtronic, addressed to:	Medtronic, Inc. Medtronic Operational Headquarters 710 Medtronic Parkway Minneapolis, MN 55432-5604 with separate copies thereof addressed to:

Attention:	Senior Vice President, Corporate Development
Facsimile:	[Omitted pursuant to Item 601(a)(6)]
Attention:	Senior Legal Director, Mergers & Acquisitions
Facsimile:	[Omitted pursuant to Item 601(a)(6)]
Email:	[Omitted pursuant to Item 601(a)(6)]

with a copy (which shall not constitute notice) to:

Medtronic, Inc.
8200 Coral Sea Street NE
Mounds View, MN 55112
Attention: Vice President / General Manager - Cardiac Pacing Therapies

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by internationally recognized overnight courier; and (c) on the third Business Day following the date of mailing if sent by mail.

20.7 Entire Agreement; Amendments. This Agreement, together with the exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties, but “written instrument” does not include the text of e-mails or similar electronic transmissions.

20.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

20.9 Independent Contractors. It is expressly agreed that Orchestra and Medtronic shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Orchestra nor Medtronic shall have the authority to make any statements, representations or commitments of any kind or to take any action that shall be binding on the other Party, without the prior written consent of the other Party.

20.10 Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

20.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

20.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

20.13 Interpretation. All references in this Agreement to an Article or Section shall refer to an Article or Section in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.

20.14 Rights in Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by Orchestra to Medtronic are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Medtronic shall retain and may fully exercise all of its rights and elections under the Code.

20.15 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than Orchestra and Medtronic, except as otherwise set forth in this Agreement with respect to Orchestra Indemnitees under Section 16.1 and Medtronic Indemnitees under Section 16.2. This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Medtronic and Orchestra without the consent of the Orchestra Indemnitees or Medtronic Indemnitees.

20.16 English Language. This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

20.17 Counterparts. This Agreement may be executed by any party by PDF file signature, and on one or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Orchestra Biomed, Inc.		Medtronic, Inc.

By:	/s/ David Hochman	By:
Name:	David Hochman	Name:
Title:	Chairman & CEO	Title:

BackBeat Medical, LLC

By:	/s/ David Hochman
Name:	David Hochman
Title:	Authorized Person

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Orchestra Biomed, Inc.	Medtronic, Inc.

By:	By:	/s/ Christopher M. Cleary
Name:	Name:	Christopher M. Cleary
Title:	Title:	Sr. Vice President, Corporate Development

BackBeat Medical, LLC

By:
Name:
Title:

EXHIBIT A

ORCHESTRA PATENTS

[ATTACHED]

[***]

EXHIBIT B

CLINICAL DEVICE DEVELOPMENT PLAN

[ATTACHED]

[***]

EXHIBIT C

COMMERCIAL DEVICE PLAN

[ATTACHED]

[***]

EXHIBIT D

REGULATORY PLAN

[ATTACHED]

[***]

EXHIBIT E

PER DEVICE MINIMUM PAYMENTS

[***]

EXHIBIT F

ORCHESTRA TRADEMARKS

[***]

EXHIBIT G

MATERIAL COMPETITORS

[***]

EXHIBIT H

SCOPE OF FUTURE SERVICES AGREEMENT AND QUALITY AGREEMENT

[***]